WHIPPOORWILL CAPITAL MANAGEMENT, L.P

CODE OF ETHICS

Whippoorwill Capital Management L.P, ("Whippoorwill" or the "Firm") has adopted the policy statements set forth below to outline standards of conduct. These policy statements (including any future amendments thereof) apply to all directors, officers and employees of Whippoorwill, and must be provided to all employees. All employees must acknowledge in writing its receipt of this Code of Ethics.

Read these policy statements carefully. A violation of these policy statements may result in such sanctions as the Principals deem appropriate, including, without limitation, suspension or termination of employment.

Whippoorwill is devoted to providing the highest quality investment advice to its clients. The primary duty and responsibility of the Firm and its employees is to clients and their best interests. Whippoorwill is dedicated to building and maintaining a reputation for upholding the highest standards of integrity, conduct and professional execution in pursuit of these goals. Any conduct which could compromise these objectives and policies will be considered a severe transgression of an employee's duties and obligations to the Firm. All personnel must abide by the following standards of conduct:

•	Conduct himself or herself with integrity and dignity and act in a professional and ethical manner in all dealings on behalf of the Firm, bearing in mind the Firm's fiduciary obligations to its investors.
•	Comply with all applicable federal and state securities laws and related rules and regulations (and ask if uncertain of legal obligations).
•	Comply with all provisions of the Employee Compliance Manual relating to employee securities transactions and holdings and use of material, non-public information, including the reporting requirements and enforcement procedures in connection with employee securities transactions generally. The procedures and restrictions on employee securities transactions are designed to ensure that no employee is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of the Firm's clients.
•	Act with competence and strive to maintain and improve competence.
•	Use proper care and exercise independent professional judgment in the execution of duties.
•	Avoid actions or relationships that might conflict or appear to conflict with job responsibilities or the interests of the Firm.
•	Report any violations of the Code of Ethics to the Principals.
•	When in doubt, ask. It is always appropriate to ask for clarification, interpretation or guidance in complex situations. Ask a supervisor, the Chief Compliance Officer or any Principal of the Firm.